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TREE.COM, INC.
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E-mail Sent on May 12, 2011, by Douglas R. Lebda, Chief Executive Office and Chairman of Tree.com, Inc. to Tree.com, Inc. Employees

From: Doug Lebda

To: All Employees

Subject line: Important Announcement

Team:

I have some exciting news to share today. We’ve signed an agreement to sell LendingTree Loans to Discover Bank, a wholly-owned subsidiary of Discover Financial Services (NYSE: DFS), for a net purchase price of approximately $55.9 million. The deal is expected to close by year-end.

We believe this deal is a fantastic opportunity for LendingTree Loans. Discover is a trusted and reputable brand and Fortune 500 company, and the acquisition of LendingTree Loans will add a home loan component to Discover’s robust direct-to-consumer banking products.  Discover’s resources, bank charter, and cross-sell capabilities will allow them to leverage and grow the business in a way that will be a win for both their organization and the LTL organization.

In LendingTree Loans, Discover is acquiring an outstanding consumer lending platform — and for that I want to take this opportunity to thank David Norris, President of LendingTree Loans, and the LTL leadership team. Dave and team have been exceptional stewards of the Home Loan Center business over the past four years.  During this time, the mortgage market has gone through periods of extreme stress and volatility, and many of our former competitors weren’t able to survive.  Under Dave’s leadership, LTL not only survived but thrived.  We expect that the platform Dave and team have helped build will continue to grow under Discover’s ownership.

Our board has unanimously supported this transaction as in the best interests of our company and our stockholders for a number of reasons.  First and foremost, this transaction will allow us to focus on our core lead generation business. In the past quarter, we were able to drive growth at a time when the mortgage market as a whole was declining. This transaction will enable us to route significant volume to our exchange lenders at a time when demand for LendingTree leads is at an all-time high, while also continuing to work with LTL/Discover as a significant partner on the network.  This transaction will also bring substantial cash to the company and allow cash that currently must be maintained to meet LTL warehouse covenants to be used for other purposes.  We believe the additional cash resources will enable us to invest more heavily in our core competency — growing our lead gen business in all our current verticals - lending, auto, insurance, higher education, home services — and to invest in new verticals.

Closing of the transaction is subject to various conditions, including regulatory approvals for Discover, approval of our stockholders and compliance by both companies with the terms of our agreements with Discover. For example, we have agreed with Discover that none of our employees, directors or other representatives may solicit or initiate discussion with third parties regarding other proposals to acquire the assets of the LendingTree Loans business. We will be sending a very important message to you with more detail about these obligations. It is extremely important that you read these messages carefully and follow all of our rules and procedures.

This is a very exciting time for both Tree.com and the LendingTree Loans team. Please join me in celebrating this exciting development, and thank you in advance for your work to support the transition as this deal moves forward. As always, please feel free to reach out with any comments or questions.

Doug.